EXHIBIT 99.1

Shan Cooper Named to

Veritiv Board of Directors

ATLANTA (February 24, 2020) -- Veritiv Corporation (NYSE: VRTV), a leading North American business-to-business distribution solutions company, announced today the appointment of Shantella (Shan) E. Cooper to the company’s board of directors. She is a member of the Compensation and Leadership Development, and Nominating and Governance committees.

Ms. Cooper is Executive Director for the Atlanta Committee for Progress, which provides leadership on key issues important to economic growth and inclusion for the citizens of Atlanta. From 2016 to 2018, she was Chief Transformation Officer of WestRock, a paper and packaging solutions company, where she was responsible for leading the company’s efforts to develop processes and capabilities needed for growth. Prior to that, Ms. Cooper served for five years as Vice President and General Manager of Lockheed Martin Aeronautics Company where she was responsible for the more than 6,000-employee operation that designs, produces and maintains military aircraft.

"Shan is a trusted leader with a strong connection to the Atlanta community,” said Mary Laschinger, Veritiv’s Chairman and CEO. "She brings a wealth of knowledge of business operations, transformation, and strategy. Combined with her significant leadership, economic growth, and community affairs experience, Shan will be a strong complement to our current Board of Directors."

Ms. Cooper serves as a director of Atlantic Capital Bancshares, Inc. and Georgia Power Company. She is also on the Board of Directors for the Girl Scouts of Greater Atlanta, and the Board of Trustees of both Emory University and the Woodruff Arts Center. Additionally, Ms. Cooper serves on the Board for the Georgia Tech Research Institute, Zoo Atlanta, and is a member of the Rotary Club of Atlanta, and a life member of the Board of Councilors for the Carter Center.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta and a Fortune 500® company, is a leading North American business-to-business distributor of packaging, facility solutions, print, and publishing products and services; and also a provider of logistics and supply chain management solutions. Serving customers in a wide range of industries, the Company has approximately 160 operating distribution centers throughout the U.S., Canada and Mexico, and employs approximately 8,400 team members that help shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors: Tom Morabito, 770-391-8451  Media: Kristie Madara, 770-391-8471